EXHIBIT 99

                           DESCRIPTION OF COMMON STOCK
                              OF GARDENBURGER, INC.

General

         The authorized capital stock of Gardenburger, Inc. (the "Company") consists of 5,000,000 shares of Preferred Stock, no par value ("Preferred Stock"), and 25,000,000 shares of Common Stock, no par value ("Common Stock"). All outstanding shares of Common Stock are fully paid and nonassessable. Holders of Common Stock have no preemptive or conversion rights and there are no redemption or sinking fund provisions relating to the Common Stock. As no Preferred Stock is outstanding, there are no restrictions on repurchase or redemption of Common Stock as a result of arrearages in the payment of dividends or sinking fund installments with respect to any class of stock issued by the Company. The holders of outstanding shares of Common Stock are entitled to one vote per share. Voting for directors is not cumulative.

         Subject to the rights of any Preferred Stock which may be issued in the future, the holders of Common Stock are entitled to such dividends as the Board of Directors may declare out of assets legally available therefor, at such times and in such amounts as the Board deems advisable and to share pro rata in all assets of the Company available for distribution to its shareholders upon liquidation.

Preferred Stock

         The authorized Preferred Stock may be issued in the future without any further action by the holders of the Common Stock, except as required by law or as required for shares quoted on The Nasdaq Stock Market as National Market System securities. The Board of Directors is authorized to divide the Preferred Stock into series and, within the limitations provided by law and the Company's Articles of Incorporation, to designate the different series and fix and determine the relative rights and preferences of any series so established. If Preferred Stock is issued, the rights of the holders of Common Stock will be subordinated in certain respects to the rights of the holders of the Preferred Stock.

Preferred Stock Purchase Rights

         On April 25, 1996, the Board of Directors declared a dividend of one right (a "Right") for each share of Common Stock outstanding at the close of business on May 20, 1996 (the "Record Date"). As long as the Rights are attached to the shares of the Common Stock, the Company will issue one Right (subject to adjustment) with each new share issued so that all outstanding shares will have attached Rights. When the Rights first become exercisable, each Right will entitle the registered holder to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock (the "Preferred Shares") at a price of $47.00 per one one-hundredth of a Preferred Share, subject to adjustment for antidilution provisions (the "Purchase Price"). A copy of the Rights Agreement, dated as of April 25, 1996, as amended as of March 26, 1998 (the "Rights Agreement"), between the Company and First Chicago Trust Company of New York as Rights Agent (the "Rights Agent"), pursuant to which the Rights have been issued, may be obtained by shareholders from the Company. The Company has agreed that, from and after the Distribution Date (as defined below), the Company will reserve 250,000 Preferred Shares initially for issuance upon exercise of the Rights. The Rights will expire on April 25, 2006, subject to the Company's right to extend such date (the "Final Expiration Date"), unless earlier redeemed or exchanged by the Company or terminated.

         The Rights are not exercisable and are attached to and trade with shares of Common Stock until the earlier to occur of (i) the 10th day after a public announcement that any person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding Common Stock or (ii) the 10th day after the commencement or announcement of an intention to make a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding Common Stock (the earlier of (i) and (ii) being called the "Distribution Date"). Upon such an event, the Rights will trade separately. An Acquiring Person will not include
(x) Paul F. Wenner, together with his affiliates and associates, including, without limitation, the Paul F. Wenner Charitable Foundation Trust (collectively, "Wenner") or (y) Dresdner Kleinwort Benson Private Equity Partners LP, together with its affiliates and associates (collectively "Dresdner"), so long as Wenner beneficially owns not more than 25% and Dresdner not more than 22% of the outstanding Common Stock (other than as the result of share repurchases by the Company).

         Each Preferred Share purchasable upon exercise of the Rights will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share but will be entitled to an aggregate dividend of 100 times the dividend, if any, declared per share of Common Stock. In the event of liquidation, the holders of the Preferred Shares will be entitled to a minimum preferential liquidation payment of $100.00 per share but will be entitled to an aggregate payment of 100 times the payment made per share of Common Stock. Each Preferred Share will have 100 votes and will vote together with the Common Stock. Finally, in the event of any merger, consolidation or other transaction in which shares of Common Stock are exchanged, each Preferred Share will be entitled to receive 100 times the amount received per share of Common Stock. These rights are protected by customary antidilution provisions. Because of the nature of the dividend, liquidation and voting rights of the Preferred Shares, the value of one one-hundredth of a Preferred Share purchasable upon exercise of each Right should approximate the value of one share of Common Stock.

         In the event that a Person becomes an Acquiring Person (except pursuant to certain cash offers for all outstanding shares of Common Stock approved by the Board) or if the Company were the surviving corporation in a merger with an Acquiring Person or any affiliate or associate of an Acquiring Person and the shares of Common Stock were not changed or exchanged, each holder of a Right, other than Rights that are or were acquired or beneficially owned by the Acquiring Person (which Rights will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of Common Stock having a market value of two times the then current Purchase Price of the Right. With certain exceptions, in the event that the Company were acquired in a merger or other business combination transaction or more than 50% of its assets or earning power were sold, proper provision shall be made so that each holder of a Right shall thereafter have the right to receive, upon the exercise thereof at the then current Purchase Price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value of two times the then current Purchase Price of the Right.

         The Rights will cause substantial dilution to a person or group that acquires 15% or more of the Common Stock on terms not approved by the Company's Board of Directors. However, the Rights should not interfere with any merger or other business combination approved by the Board of Directors at any time prior to the first date that a person or group has become an Acquiring Person.

Convertible Notes

         On March 27, 1998, the Company sold $15,000,000 aggregate principal amount of 7% Convertible Senior Subordinated Notes (the "Notes") due April 1, 2003, to Dresdner Kleinwort Benson Private Equity Partners LP ("Dresdner") pursuant to a Note Purchase Agreement dated as of March 27, 1998. The Notes may be converted at any time prior to maturity or prepayment, in whole or in part, into shares of the Common Stock. The initial conversion price is $12.90 per share, subject to adjustment for changes in capitalization and other antidilution provisions. If the Alternative Market Price of the Common Stock is below $10.75 per share on July 1, 1998, the conversion price will be reduced to a price which is 120 % of the Alternative Market Price on that date, but not less than $11.40 per share. The Alternative Market Price is the average of the bid prices of the Common Stock as quoted in the Nasdaq System as of 4 p.m., New York time, on each of the 30 consecutive business days prior to and including July 1, 1998.

         Pursuant to the Note Purchase Agreement, the Company may not, without the prior written consent of the holders of a majority of the shares of Common Stock issued or issuable upon conversion of the Notes (the "Majority Holders"),
(i) amend the Company's Articles of Incorporation, Bylaws or the Rights Agreement between the Company and First Chicago Trust Company of New York in a manner materially adverse to Dresdner's rights and preferences under the Note Purchase Agreement and the Notes, (ii) create a new class or series of securities on a par with or senior to the Notes, or (iii) engage in certain significant corporate transactions, including, but not limited to, a merger or sale of the Company or its business, liquidation or dissolution of the Company, certain business acquisitions, and the incurrence of indebtedness or lease obligations in excess of specified thresholds. So long as at least $5,000,000 in principal amount of the Notes remains outstanding and Dresdner and its affiliates own at least a majority of the principal amount of Notes outstanding, the Company may not declare any dividends or make any distributions with respect to its capital stock or redeem or purchase any of its capital stock without the prior written consent of the Majority Holders. In addition, so long as any Notes remain outstanding, Paul F. Wenner, Lyle K. Hubbard and the Company have agreed to take all reasonably necessary and desirable actions within their control so that an individual designated by the Majority Holders is elected as a director of the Company (a "Designated Director"). If at any time a Designated Director is not a member of the Board of Directors, the Majority Holders have the right to appoint a representative to attend and observe board meetings at the Company's expense.

Transfer Agent

         The Company's transfer agent is First Chicago Trust Company of New
York.